Exhibit 5.1

November 23, 2004

DayStar Technologies, Inc.

13 Corporate Drive

Half Moon, New York 12065

DayStar Technologies, Inc.

Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to DayStar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-8 (the “Registration Statement”). The Registration Statement covers up to 426,498 shares of the Company’s common stock, par value $0.01 per share (the “Original Issuance Shares”), that may be issued by the Company upon the exercise of options granted under the Company’s 2003 Equity Incentive Plan, and up to 623,502 shares of common stock, par value $0.01 per share, that may be offered and sold by certain selling stockholders pursuant to the reoffer prospectus included therein.

In our capacity as such counsel, we have reviewed the Registration Statement and the corporate actions of the Company in connection with this matter, and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, and other evidence as we have deemed necessary or appropriate for the purposes of the opinion hereinafter expressed.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Original Issuance Shares have been duly authorized by all necessary corporate action, and when issued and sold by the Company against payment therefor pursuant to the terms of the Company’s 2003 Equity Incentive Plan, the Original Issuance Shares will be validly issued, fully paid and non-assessable. We are expressing our opinion only as to matters of the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

/s/ Tonkon Torp LLP